Exhibit 10.19





                                                              April 1, 2001

Mr. Enzo J. Vialardi
14 Larissa Lane
Thornwood, NY  10594

Dear Enzo:

         This letter agreement (this AGREEMENT") is to confirm the terms and conditions of your employment with Del Laboratories, Inc. ("DEL"). ---

         1. TITLE; TERM. You will be employed as Executive Vice President and Chief Financial Officer, reporting to Del's Chief Executive Officer, and based in Del's offices in Long Island, New York, or such other place as Del may designate in the New York metropolitan area. The term of this Agreement will be three (3) years, commencing on August 1, 2000 (the "EFFECTIVE DATE") and terminating on July 31, 2003, unless sooner terminated or extended pursuant to the provisions of this Agreement (the "TERM"). Del agrees to provide six (6) months notice of its intent not to renew this Agreement. If Del elects not to renew this Agreement, you will continue to work in, and perform all of the duties and responsibilities of your assignment, following the decision, through the term of the Agreement unless terminated earlier, by either party, pursuant to the terms of this agreement.

         2. SALARY. You shall be compensated at an annual base rate of not less than Two Hundred Ninety-Eight Thousand Six Hundred Eighty Dollars ($298,680), which may be increased by Del Senior Management at such times and in such amounts as the Chief Executive Officer in his sole discretion decides. Any and all compensation payments required by this Agreement shall be payable in accordance with Del compensation policies and practices in effect during the Term of this Agreement.

         3. COMPANY CAR. Del will furnish to you for your use, in connection with company business, an automobile in a class comparable to executives of your rank, or an equivalent allowance. Del shall pay for all of the reasonable operating and maintenance costs of such automobile, including all insurance charges. You shall be responsible for all tax liability arising from income reportable by Del to federal, state and local tax authorities and attributable to your non-business use of the automobile furnished by Del.

         4. STOCK OPTIONS. You will be eligible to participate in the Del stock option program comparable to executives of your rank. Any award will be made pursuant to, and will be governed by the Company's stock option policies and practices. It will be in the Board's sole discretion as to whether any grant will be made and in what amount.

         5. DEL POLICIES. During your employment with Del, you shall faithfully adhere to, execute and fulfill all policies established by Del. You shall devote all of your business time and attention to the affairs of Del.

         6. EXPENSES. Del will reimburse you for all properly documented necessary and reasonable business expenses in accordance with Del expense reimbursement policy.

         7. BENEFITS. You are eligible for the Executive Vacation Program and shall participate, subject to eligibility, in such profit-sharing, pension, group insurance, executive medical, hospitalization or other incentive benefit plans or arrangements as Del may now or in the future maintain for its executives of comparable rank to you. You shall also participate in Del's Supplemental Executive Retirement Plan (the "SERP"). The benefits under the SERP plan shall be based on W-2 gross compensation for 1999, the first full calendar year of employment Nothing herein shall be construed to require Del to establish or continue any such plans and Del reserves the right to modify or terminate those plans at any time. The establishment and/or continuance of any such plan is within the sole discretion of Del.

         8. BONUS. You will be eligible each year that you are employed to receive a bonus. The amount of the bonus shall be determined in accordance with the provisions of Del's Annual Incentive Plan. Any bonus you receive will be payable on a pro rated annualized basis at the times that Del pays annual bonuses to other executives of your rank.

         9. CONFIDENTIALITY. (a) You recognize that as an executive of Del you will have access to, acquire or assist in the development of secret, proprietary and confidential information regarding Del, its products, customers and plans ("CONFIDENTIAL INFORMATION"), the disclosure of which to the competitors of Del or others would cause Del to suffer substantial and irreparable damage. You acknowledge that such information is of great value to Del, is the sole property of Del and that such information has been and will be acquired by you in confidence. Confidential information shall not include information that can be demonstrated to have been generally available or later becomes available to the public, other than through breach of this agreement. In consideration of the obligations undertaken by Del as set forth herein, you will not, at any time, during or after your employment hereunder, publish, disclose or use, or authorize any other person or entity to publish, disclose or use, any secret or confidential information, whether patentable or not, of or about Del, including Trade Secrets (as that term is defined below) and any other secret or confidential information of which you become aware of or informed during the Term of your employment, whether or not developed by you, except as required in your duties to Del.

         For purposes hereof, "TRADE SECRETS" shall include, without limitation, compilations, studies, strategies, programs, methods, inventions, techniques and processes of or about Del and its affiliates or their business, customers or suppliers, which derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by, other persons who can obtain economic value from their disclosure or use and which are the subject of efforts to maintain their secrecy that are reasonable under the circumstances. Some examples are information relating to (i) special needs and characteristics of customers of Del and its affiliates, (ii) computer programs and controls, (iii) existing and new or envisioned products, formulas, ingredients, devices, methods, processes and techniques, (iv) laboratory tests and data, studies and analyses, research and development data and projections,
(v) marketing, sales, pricing, costs and other financial data and projections,
(vi) marketing, promotional and advertising studies, programs and strategies and
(vii) names of current, former and prospective customers and suppliers of Del.



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                  (b) Upon termination of your employment with Del, you shall promptly deliver to Del all files, records, documents, drawings, blueprints, product samples, tests, test results, manuals, letters, notes, notebooks and reports of Del, and all copies thereof, and all other materials of a secret, proprietary or confidential nature relating to Del's business.

         10. NON-COMPETITION DURING EMPLOYMENT. You recognize that the services to be performed by you hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Del that you agree, and accordingly, you do hereby agree that, unless you have obtained the prior written consent of Del, you will not, directly or indirectly, at any time during the Term of your employment or consultancy:

                           (i) become a director, officer, stockholder, partner,
associate, employee, consultant, owner, agent or independent contractor, or engage or participate in any other individual or representative capacity whatsoever, in the conduct or management of, or own or have any stock or other proprietary or financial interest in, or in any other way be interested in or associated with any Restricted Entity (as defined in Section 11(e)), except that you shall be free without such consent to own up to one percent of the capital stock of corporations whose securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market; or

                           (ii) solicit, or cause or authorize any other person
or entity to solicit, for or on behalf of yourself or any third party, persons or entities who are customers of Del for any business similar to the business transacted by Del with such customer; or

                           (iii) sell to or accept, or cause or authorize any
other person or entity to sell to or accept, for or on behalf of you or any third party, any business from any such customers of Del.

         11. NON-COMPETITION AFTER EMPLOYMENT.

         (a) You recognize that the Confidential Information and Trade Secrets are special and unique and of great value to Del, that Del has made a substantial investment in their development, that their disclosure to anyone not authorized to become aware of them, especially to any Restricted Entity (as defined below), could cause irreparable injury to Del's business, and that your employment with or interest in a Restricted Entity could make effective enforcement of this Agreement impracticable.



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         (b) Because of this, should you terminate your employment with Del for any reason or should Del terminate your employment for any reason, you agree to comply with the restrictions set forth in paragraph (e) of this Section during any period that Del agrees to provide you with continued payment of your salary or wages, including under paragraph 17, or to provide you separation or severance pay pursuant to any agreement, severance policy or program of Del or otherwise ("SEVERANCE PERIOD"). In the event that you receive any lump sum payment in lieu of any such continuing payment during the Severance Period, you agree to comply with the restrictions set forth in paragraph (e) of this Section for the remainder of the Severance Period during which continuing payments would have been made.

         (c) In addition, having in mind that the preceding paragraph (b) may not adequately protect Del's interests against voluntary or coerced disclosure or misuse, you agree that if during your employment with Del or at any other time during the twelve (12) months following your termination of your employment with Del for any reason or Del's termination of your employment for any reason you are offered employment with or any other interest referred to in paragraph
(e) of this Section with a Restricted Entity and you wish to accept the same, you will give prompt written notice to Del's Vice President of Human Resources at Del Laboratories, Inc., 178 EAB Plaza, 8th Floor, Uniondale, NY 11556, stating that you have been offered such employment or other interest representing that such offer is a bona fide and firm offer and that you intend to accept the same unless precluded hereby, specifying the specific employment title and duties or other interest so offered of such offer and consenting to Del contacting appropriate officials at such other company solely for the purpose of verifying the nature and terms of the employment or other interest offered. Del will maintain as confidential the information you provide with respect to such offer except as otherwise provided herein.

         (d) If Del in its sole discretion determines that the Confidential Information and/or Trade Secrets to which you had access require such protection and elects, therefore, to restrict your employment or other interest as provided in paragraph (e) of this Section, it shall be entitled to do so by giving you written notice no later than fourteen (14) days after Del receives written notice from you as above provided, specifying a period expiring not more than twelve (12) months following your last day of employment with Del during which it elects to restrict your employment or other interest (the "RESTRICTED PERIOD"), and irrevocably agreeing to pay you monthly for each month (or portion thereof) commencing on the later of (A) the date of Del's notice or (B) the date that Del's continued payment of your salary or wages or payment of separation or severance pay referred to in paragraph (b) of this Section terminates, and continuing through the end of the Restricted Period your regular monthly base salary in effect on the last day of your employment with Del (pro rated for any partial month). Any payment being made to you under paragraph 17(a) shall satisfy the requirement for payment set forth in this paragraph for the month in which such payment is made. There are not to be double payments under this paragraph and paragraph 17.



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         (e) If the option provided for in paragraph (d) of this Section is so exercised or any payments are made as set forth in paragraph (b) of this Section, you agree that during the period for which payments as above provided are made, you will not directly or indirectly, as a director, officer, stockholder, partner, associate, employee, consultant, owner, agent or independent contractor become or be interested in, or associated with, any other corporation, firm or business engaged in a consumer or professional cosmetics, fragrances, toiletries or over-the-counter pharmaceuticals business that is competitive, in any geographical area, with any business of Del to which you were assigned or for which you rendered substantial employment services or with respect to which you were exposed to Confidential Information or Trade Secrets at any time during the two years prior to the termination of your employment (a "RESTRICTED ENTITY"); provided that your ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national security exchange or on the over-the-counter market shall not solely on its own be deemed to be a violation of this sentence.

         (f) Notwithstanding any other provision of this Agreement if during the period that payments referred to in paragraph (d) of this Section are made to you and you receive compensation for employment or consulting services rendered to any corporation, firm or business which (i) is not a Restricted Entity or
(ii) is a Restricted Entity as to which Del after due notice from you as required by paragraph (c) of this Section, does not duly exercise its option under paragraph (d) of this Section, the amounts of such payments referred to in paragraph (d) of this Section shall be reduced by the amount of such other compensation payable as a result of such other employment or consulting services.

         12. ENFORCEMENT OF OBLIGATIONS; FORFEITURE UNDER DEL LABS 1994 STOCK PLAN.

                  You agree that your failure to perform any obligation under this Agreement will cause immediate and irreparable damage to Del, that there is no adequate remedy at law for such failure and that in the event of such failure Del shall be entitled to injunctive relief without posting of any bond, and such other relief as may be just and proper. Without limiting the generality of the foregoing, in the event that you receive a grant of an award under the Del Labs 1994 Stock Plan (the "1994 STOCK PLAN"), you irrevocably agree, consent and acknowlege that if you violate or fail fully to comply with and perform each and every covenant and undertaking set forth in this Agreement, then, in addition to each and every other remedy of Del, to the extent that on the date of such violation or non-performance there shall remain outstanding and unexercised (whether or not then vested) any portion of any stock option or stock appreciation right or there shall remain outstanding and unvested any portion of any other award granted to you under the 1994 Stock Plan, such award or portion thereof shall immediately and automatically terminate and become unexercisable without any action or notice by Del, in accordance with the provisions of
Section 11 of the 1994 Stock Plan. In addition, you shall remain subject to all of the provisions of the 1994 Stock Plan.

         13. NON-SOLICITATION OF DEL EMPLOYEES OR CUSTOMERS. For a period of twelve (12) months after the termination of your employment and/or consultancy with Del, you will not knowingly:



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                  (a) solicit, or cause or authorize any other person or entity to solicit, advise, recommend, or in any way participate in the hiring process of, any employee, consultant or contractor of Del, or any other person, who you know was at any time within one year prior to the cessation of your employment hereunder then under contract with or rendering services to Del, to terminate his or her employment by, or consulting or contractual relationship with, Del, or to refrain from extending or renewing the same (upon the same or new terms), to refrain from rendering services to Del, or to become employed or retained by or to enter into contractual relations with persons or entities other than Del. A violation of this provision will constitute a material breach of this Agreement, and you agree that as damages for any such breach, without the need for Del to establish any damages, you will pay to Del the amount of $50,000 in addition to whatever other relief may be available under paragraph 16 below and/or awarded by a court of law; or

               (b) solicit, or cause or authorize any other person or entity to solicit, for or on behalf of yourself or any third party, persons or entities who were customers of Del at any time within one year prior to the cessation of your employment hereunder for any business similar to the business transacted by Del with such customer; or

               (c) sell to or accept, or cause or authorize any other person or entity to sell to or accept, for or on behalf of you or any third party, any business from any such customers of Del.

         14. INTELLECTUAL PROPERTY. All inventions, ideas, processes, designs, or discoveries relating to the business of Del, whether or not patentable or entitled to trademark, copyright or other protection, which you conceive, produce or make, alone or jointly with others, during your employment with Del or at any time thereafter if you use Del's trade secrets or other confidential information which in any way relates to the present or anticipated business, development, tests, products or activities of Del, or which in any way results from or are suggested by or connected with your employment with Del, are and shall be the property of the Del. You also agree to, and hereby do, assign and transfer to Del all of your rights, title and interest in and to such inventions, and in any and all Letter Patents and/or patent application with respect thereto, and you further agree that whenever requested by Del, either during or subsequent to your employment, you shall execute patent and/or copyright applications, and other instruments considered necessary or desirable by Del, to apply for and obtain Letters Patent and/or copyrights of the United States and foreign countries covering such inventions, processes, designs, discoveries, and/or ideas, and you shall make assignments and execute any other instruments necessary to convey to Del ownership and exclusive rights to such inventions, discoveries, patent applications, patents and copyrights. Del shall bear all expenses connected with such patent, patent applications and maintenance of patent protection, and copyrights, and if services in connection therewith are performed by you at the request of Del after the termination of your employment, Del shall pay reasonable compensation for such services.

         15. REMEDIES. (a) You agree that any breach or threatened breach by you of any provisions of paragraphs 10 through 15 would result in irreparable harm to Del and could not reasonably or adequately be compensated in damages and that, in the event of any such breach or threatened breach, Del shall be entitled to (i) equitable relief, including but not limited to temporary, preliminary and permanent injunctive relief enforcing the specific performance by you of this Agreement or enjoining or restraining you from any violation or threatened violation of the terms of this Agreement, and an equitable accounting of all earnings, profits and other benefits arising from such breach, and (ii) recover from you an amount equal to all profits, commissions or other compensation or remuneration received or earned, directly or indirectly, by you from or on account of any violation of your obligations under paragraphs 9 through 14 of this Agreement. You further agree that if it is determined that




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

you have breached the restrictions contained in paragraphs 9 through 14 of this Agreement, Del shall be entitled to recover from you all costs and reasonable attorneys' fees incurred as a result of its attempts to redress such breach or enforce its rights and protect its legitimate interest. If any of the restrictions contained in paragraph 9 through 14 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions thereof, and in its reduced form such paragraph shall then be enforceable in the manner contemplated hereby.

                  (b) Paragraphs 9 through 15 and 17 shall survive the termination of your employment, or the expiration or termination of this Agreement.

                  (c) For purposes of paragraphs 9 through 14, "Del" shall mean Del and its affiliates.

                  (d) You agree that a copy of this Agreement may be provided by Del to any of your future employers or potential future employers for purposes of enforcing the provisions of paragraphs 9 through 14.

         16. (a) DEATH; DISABILITY. This Agreement shall terminate upon your death and may be terminated by Del upon your permanent disability. Permanent disability shall be deemed to exist if, in the judgment of a physician licensed to practice in the State of New York selected by Del and you, you have been unable or will be unable, due to mental or physical incapacity, disease or injury to perform your duties or services to Del for a period of not less than three consecutive months. If this Agreement terminates due to your death, Del shall pay you or your legal representative, as the case may be, an amount equal to your base salary for three months plus any amounts due for past services. If the Agreement terminates due to your permanent disability, Del shall pay you or your legal representative, as the case may be, an amount equal to your base salary for the greater of three months or until you are eligible for long term disability coverage under Del's long term disability plan (provided, however, that such period shall not exceed six months) plus any amounts due for past services. Such amounts shall be paid in monthly installments.

                  (b) TERMINATION FOR CAUSE. Del may terminate this Agreement for cause in the event you:

                           (i) commit any act of fraud or dishonesty in
connection with your employment or otherwise involving Del;

                           (ii) fail, refuse or neglect to perform any material
duty or obligation to Del or fail, refuse or neglect to carry out any instructions or directions of Del after receipt of written notice of your need to remedy any such failure, refusal or neglect;

                           (iii) engage in conduct which, in Del's good faith
opinion, is detrimental to Del's interests;



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                           (iv) commit a material breach of any provision of
this Agreement or any fiduciary or other duty to Del; or

                           (v) violate paragraphs 9,10,11 12 , 13 or 14 above,
or misrepresent or fail to disclose any material fact, information or statement to Del.

                  (c) In the event Del terminates this Agreement for cause, or with notice of termination as provided in Paragraph 1 above, Del's obligations shall cease and terminate as of the date of such termination, except as provided in Section 17 below.

         17. OPTION TO RETAIN AS CONSULTANT. If your employment with Del terminates for any reason whatsoever:

                  (a) Del shall have the option to retain your services as a consultant for a period of up to twelve (12) months, at your then current base salary. During the period of any such consultancy you shall continue to receive the benefits set forth in paragraphs 3 and 7, PROVIDED that if you are not eligible to participate in any of Del's benefit plans as a consultant, Del shall provide you with an equivalent level of coverage or benefits under an alternative plan or plans at Del's expense. In its sole discretion, Del may determine not to retain your services as a consultant.

                  (b) Your duties as a consultant shall be determined by Del. During any period when you are receiving compensation hereunder, including periods when Del has tendered such compensation despite your failure or refusal to act, you shall continue to be bound by the provisions of paragraphs 9 through 14 of this Agreement. During the period of such consultancy, you shall not accept any employment or consultancy with any Restricted Entity.

         18. NOTICE OF VOLUNTARY TERMINATION. You agree that you will give Del at least one hundred twenty (120) days' notice prior to any voluntary termination of your employment hereunder. Any and all remaining obligations Del may have to you under this Agreement will cease as of the date your employment or consultancy ends through such a voluntary termination. In its sole discretion, Del may waive the 120 days' notice and request and secure your immediate termination, at any time during the notice period, by paying you thirty (30) days' compensation at the annual base rate, initially set forth in paragraph 2 of this Agreement, in effect at the time of your voluntary termination.

         19. NO RESTRICTIONS; INDEMNITY. You have represented and hereby represent and warrant to Del that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Agreement, and agree to indemnify and save the Company harmless from any liability, cost or expense, including attorneys' fees, based upon or arising out of any such restrictions, covenants, agreements or limitations that may be found to exist.



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         20. COOPERATION. You agree that during the period you are employed by
Del, including as a consultant, and at any time thereafter, you will assist and cooperate with Del in connection with any ongoing or future investigation, dispute or claim of any kind involving Del, including any proceeding before any arbitral, administrative, regulatory, judicial, legislative or other body or agency, to the extent that such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you or any act or omission by you.

         21. COMPLIANCE WITH LAWS. In connection with your employment with Del, you shall comply in all material respects with all federal, state and local laws, rules and regulations applicable to Del's business.

         22. ASSIGNMENT. This Agreement is personal to you and non-assignable by you. It shall extend to, and be binding upon any corporation or other entity with which Del shall merge or consolidate or to which Del shall lease or sell all or substantially all of its assets and may be assigned by Del to any affiliate of Del or to any corporation or entity with which such affiliate shall merge or consolidate or to which such affiliate shall lease or sell all or substantially all of its assets.

         23. NOTICES. Any notices or other communications required by or permitted to be given hereunder shall be in writing, and shall be duly given if delivered personally or sent by registered or certified mail, return receipt requested, to Del at 178 EAB Plaza, Uniondale, New York 11556, Attention: Dan K. Wassong, and to you at your address set forth on page one of this Agreement, or to such other address as either party shall designate by written notice to the other.

         24. ARBITRATION. Except as set forth in Paragraphs 9 through 14 above, any claim or controversy arising out of or relating to this Agreement, or any breach thereof, or otherwise relating to your employment, compensation and benefits with the Company, or the termination thereof, shall be settled by arbitration in New York, New York in accordance with the employment dispute resolution rules established by the American Arbitration Association; provided, however, that you and Del agree that (i) the arbitrator shall be prohibited from disregarding, adding to or modifying the terms of this Agreement; (ii) the arbitrator shall be required to follow established principles of substantive law and the law governing evidence and burdens of proof; (iii) only legally protected rights may be enforced in arbitration; (iv) the arbitrator shall be without authority to award punitive or exemplary damages; (v) the arbitrator shall be a retired judge or an attorney licensed to practice law in New York who has experience in similar matters; and (vi) any demand for arbitration must be filed and served, if at all, within 180 days of the occurrence of the act or omission complained of. Any claim or controversy not submitted to arbitration in accordance with this paragraph shall be considered waived and, thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The award rendered in any arbitration proceeding held under this paragraph shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. The cost of arbitration will be shared equally between you and Del. Del will not be responsible for the cost of your representative or counsel.



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         25. AMENDMENT. This Agreement may not be changed, altered or amended orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by you and the Chief Executive Officer of Del.

         26. ENTIRE AGREEMENT. This Agreement contains the entire agreement between us in any way relating to your employment, compensation and benefits with Del and supersedes any and all previous agreements of any kind whatsoever between us, whether written or oral. All prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

         27. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of New York without regard to principles of conflict of laws. The parties (i) agree that subject to the provisions in paragraph 24 any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Eastern District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Nassau County, New York, (ii) consent to the jurisdiction of any such court, and (iii) waive any objection which they may have to the laying of venue in any such court. The parties also consent to the service of process, pleadings, notices or other papers by regular mail, addressed to the party to be served, postage prepaid, and registered or certified with return receipt requested.

         28. HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.


Very truly yours,



DEL LABORATORIES, INC.                               AGREED:


By:  /s/ Dan K. Wassong                             /s/ Enzo J. Vialardi
     -------------------                            --------------------
     Dan K. Wassong                                 Enzo J. Vialardi
     Chairman of the Board, President
     and Chief Executive Officer


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